Exhibit 99.1

1150 15TH STREET, NW  |  WASHINGTON, DC 20071  |  (202) 334-6000

Jeffrey P. Bezos to Purchase
The Washington Post

WASHINGTON—August 5, 2013—The Washington Post Company (NYSE: WPO) announced today that it has signed a contract to sell its newspaper publishing businesses, including The Washington Post newspaper, to Jeffrey P. Bezos.

The purchaser is an entity that belongs to Mr. Bezos in his individual capacity and is not Amazon.com, Inc.

“Everyone at the Post Company and everyone in our family has always been proud of The Washington Post — of the newspaper we publish and of the people who write and produce it,” said Donald E. Graham, Chairman and CEO of The Washington Post Company.  “I, along with Katharine Weymouth and our board of directors, decided to sell only after years of familiar newspaper-industry challenges made us wonder if there might be another owner who would be better for the Post (after a transaction that would be in the best interest of our shareholders).  Jeff Bezos’ proven technology and business genius, his long-term approach and his personal decency make him a uniquely good new owner for the Post.”

“I understand the critical role the Post plays in Washington, DC and our nation, and the Post’s values will not change,” said Mr. Bezos.  “Our duty to readers will continue to be the heart of the Post, and I am very optimistic about the future.”

Mr. Bezos has asked Katharine Weymouth, CEO and Publisher of The Washington Post; Stephen P. Hills, President and General Manager; Martin Baron, Executive Editor; and Fred Hiatt, Editor of the Editorial Page to continue in those roles.

“With Mr. Bezos as our owner, this is the beginning of an exciting new era,” said Ms. Weymouth.  “I am honored to continue as CEO and Publisher.  I have asked the entire senior management team at all of the businesses being sold to continue in their roles as well.”

The transaction covers The Washington Post and other publishing businesses, including the Express newspaper, The Gazette Newspapers, Southern Maryland Newspapers, Fairfax County Times, El Tiempo Latino and Greater Washington Publishing.

Slate magazine, TheRoot.com and Foreign Policy are not part of the transaction and will remain with The Washington Post Company, as will the WaPo Labs and SocialCode businesses, the Company’s interest in Classified Ventures and certain real estate assets, including the headquarters building in downtown Washington, DC.  The Washington Post Company, which also owns Kaplan, Post–Newsweek Stations and Cable ONE, will be changing its name in connection with the transaction; no new name has yet been announced.

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The purchase price is $250 million, subject to normal working capital adjustments, payable at closing later this year.

Allen & Co. assisted the Post Company in the sale process.

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About The Washington Post Company
The Washington Post Company (NYSE:WPO) is a diversified education and media company.  The Company’s Kaplan subsidiary provides a wide variety of educational services, both domestically and outside the United States, including programs to prepare students for careers in healthcare and many other fields.  Its media operations include newspaper publishing (principally The Washington Post), television broadcasting (through the ownership and operation of six television broadcast stations) and cable television systems.  The Company also owns Celtic Healthcare, a multistate provider of Medicare-certified home healthcare and hospice services, and Forney Corporation, a global supplier of products and systems that control and monitor combustion processes in electric utility and industrial applications.

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Contacts:	Rima Calderon, The Washington Post Company calderonr@washpost.com (301) 996-6350

Kristine Coratti, The Washington Post kristine.coratti@washpost.com (202) 334-5445

Drew Herdener, Jeffrey P. Bezos herdener@amazon.com

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